EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 3, 2014, relating to the consolidated financial statements and financial statement schedules of Berkshire Hathaway Energy Company and subsidiaries appearing in the Annual Report on Form 10-K of Berkshire Hathaway Energy Company and subsidiaries for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Des Moines, Iowa

December 12, 2014